PUNCH TV STUDIOS, INC.

WRITTEN CONSENT OF THE SOLE MEMBER OF THE BOARD OF DIRECTORS

IN LIEU OF A SPECIAL MEETING

April 20, 2020

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The undersigned, being the sole member of the Board of Directors (the “Board”) of Punch TV Studios, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, does hereby waive all notice of the time, place and purpose of a special meeting of the Board and hereby consents and agrees to the adoption of the following resolutions:

BACKGROUND

The Board deems it advisable and in the best interests of the Company and its stockholders to consider postponing the annual meeting of the Company.

RESOLUTIONS

NOW THEREFORE, be it

RESOLVED, that the Board is to continue monitoring developments regarding the novel coronavirus or COVID-19 and prepare in the event any changes for our annual meeting as necessary or appropriate. We have determined that our annual meeting will not take place on May 3, and have not yet determined a new annual meeting date given the uncertainty of the novel coronavirus pandemic. We will continue to monitor developments with the goal to hold our annual meeting in person in a manner compliant with local, state and federal guidelines. The health and well-being of the Company’s employees and stockholders are paramount. If there is any change, such as to the date or location or to hold the meeting solely by remote communication, we will announce the change in advance and post details, including instructions on how shareholders can participate, on www.punchtvstudios.com and file them with the SEC. We also recommend that shareholders visit the website to confirm the status of the annual meeting before planning to attend in person; and be it further

RESOLVED, that the officers of the Company be, and each of them acting alone hereby is, authorized and empowered, acting in the name and on behalf of the Company, to execute and deliver all agreements, documents, and instruments referred to expressly or generally in the preceding resolutions, and any amendments, supplements, or modifications to any of such agreements, documents, and instruments; such agreements, documents, instruments, amendments, supplements, and modifications shall be in such form and substance as such officer executing the same may, in his sole discretion, deem to be in the best interest of the Company in connection with or arising out of the actions contemplated by the foregoing resolutions; and be it further

RESOLVED, that the officers of the Company be, and each of them acting alone hereby is, empowered to approve or authorize, as the case may be, such further action and to pay all such expenses and taxes, as in his or her judgment shall be necessary, proper, or advisable in order to carry out the intent and accomplish the purposes of the foregoing resolutions; and be it further

RESOLVED, that any and all actions heretofore taken by the directors or officers of the Company on behalf of the Company in furtherance of the actions authorized or contemplated by the foregoing resolutions be, and they hereby are, ratified, approved, and confirmed in all respects.

This Written Consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, portable document file (.pdf) or other electronic means permitted under the General Corporation Law of the State of Delaware shall be deemed to have the same effect as originals.

IN WITNESS WHEREOF,

the undersigned have executed this Written Consent as of the date first above written.

/s/ Joseph Collins

     Joseph Collins